Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-261392) of Winc, Inc. of our report dated March 30, 2022, related to the consolidated financial statements of Winc, Inc. which appear in this annual report on Form 10-K of Winc, Inc. for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Los Angeles, CA

March 30, 2022